UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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PARTY CITY HOLDCO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARTY CITY HOLDCO INC.

80 Grasslands Road

Elmsford, NY 10523

April 26, 2016

Dear Stockholder:

We cordially invite you to attend our 2016 Annual Meeting of Stockholders on Wednesday, June 15, 2016, at 10:00 a.m. (local time), to be held at The Westchester Marriott, 670 White Plains Road, Tarrytown, NY 10591. We hope that you will be able to attend.

Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders providing instructions on how to access our proxy materials and fiscal 2015 Annual Report over the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials.

Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our fiscal 2015 Annual Report with this proxy statement. We encourage you to read our fiscal 2015 Annual Report. It includes our audited financial statements and provides information about our business and products.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

Sincerely,

James M. Harrison Chief Executive Officer

PARTY CITY HOLDCO INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2016

The Annual Meeting of Stockholders (the “Annual Meeting”) of Party City Holdco Inc. (the “Company” or “Party City”) will be held at The Westchester Marriott, 670 White Plains Road, Tarrytown, NY 10591 on Wednesday June 15, 2016, at 10:00 a.m. (local time), for the following purposes as further described in the proxy statement accompanying this notice:

1)	To elect the three directors specifically named in this proxy statement, each serving until the 2019 Annual Meeting.

2)	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers (the “say-on-pay proposal”).

3)	To approve, on an advisory basis, the frequency of the say-on-pay proposal in the future.

4)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal 2016.

5)	To consider any other business properly brought before the meeting.

Stockholders of record at the close of business on April 20, 2016 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Party City stockholder as of the close of business on April 20, 2016, or hold a valid proxy for the Annual Meeting from such stockholder. The proxy card includes an admission ticket for one stockholder to attend the Annual Meeting. You may alternatively present a brokerage statement showing proof of your ownership of Party City stock as of April 20, 2016. All stockholders must also present a valid form of government-issued picture identification in order to attend. Please arrive a few minutes early to allow time for these procedures.

By Order of the Board of Directors

Joseph J. Zepf Secretary

Elmsford, NY

April 26, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 15, 2016: This proxy statement and our fiscal 2015 annual report to shareholders are available at www.proxyvote.com as well as on the Investor Relations section of our website at investor.partycity.com.

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PARTY CITY HOLDCO INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2016

PROXY STATEMENT

General Information

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Party City of proxies to be voted at the Annual Meeting. The Annual Meeting will be held at 10:00 a.m. (local time) on Wednesday, June 15, 2016 at The Westchester Marriott, 670 White Plains Road, Tarrytown, NY 10591.

Important Notice Regarding the Internet Availability of Proxy Materials. This year, we have saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with Securities and Exchange Commission (“SEC”) rules. On or about April 26, 2016, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our fiscal 2015 Annual Report on Form 10-K online. The Notice of Internet Availability of Proxy Materials, which cannot itself be used to vote your shares, also provides instructions on how to vote by Internet and how to request a paper copy of the proxy materials, if you so desire. Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement and fiscal 2015 Annual Report on Form 10-K are available to you at www.proxyvote.com.

Who May Vote

The Board has set April 20, 2016 as the record date. As of the record date, 119,318,854 shares of common stock, $0.01 par value per share, of the Company were issued and outstanding. Shareholders are entitled to one vote per share of common stock outstanding on the record date on any matter presented at the Annual Meeting.

How To Vote

By Internet. You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card.

By Telephone. You can vote your proxy over the telephone by calling 1-800-690-6903. You must have your proxy card available when you call.

By Mail. You can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for delivery if you decide to vote by mail.

At the Annual Meeting. If you attend the Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting. However, if your shares are held in street name, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the stockholder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 14, 2016.

How Proxies Work

The Board of Directors is asking for your proxy. This means you authorize James M. Harrison and Joseph J. Zepf (members of Party City’s management and stockholders of the Company) as proxyholders to vote your shares at the Annual Meeting in the manner you direct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions. If you do not specify how you wish the proxyholders to vote your shares, then they will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxyholders may determine in their discretion for any other matters properly presented for a vote at the meeting.

You may receive more than one Notice of Internet Availability of Proxy Materials, more than one e-mail (if you have elected electronic delivery of proxy materials) or more than one paper copy of the proxy materials, including multiple copies of this Proxy Statement, multiple proxy cards or voting instruction forms and multiple copies of the fiscal 2015 Annual Report to Shareholders, depending on how you hold your shares. For example, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice of Internet Availability of Proxy Materials, more than one e-mail or more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials, a separate e-mail or a separate voting instruction form for each brokerage account in which you hold your shares. To vote all of your shares, you must vote separately as described above under “How to Vote” for each Notice of Internet Availability of Proxy Materials, e-mail notification or proxy card and/or voting instruction form that you receive.

Quorum

Transaction of business at the Annual Meeting may occur only if a quorum is present. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the holders of all outstanding common stock of the Company shall constitute a quorum. If a quorum is not reached, the Annual Meeting will be adjourned until a later time.

Revoking Your Proxy or Changing Your Vote

If you are a stockholder of record, you may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Secretary for receipt by the Company’s Secretary at or before the Annual Meeting, to Party City, 80 Grasslands Road, Elmsford, NY 10523, (ii) delivering a proxy bearing a later date using any of the voting methods described above under “How to Vote,” including by phone or via the Internet, and until the applicable deadline for each method specified in the accompanying proxy card or voting instruction form, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.

If you hold your shares through an account with a bank, broker or similar organization, you may change or revoke your voting instructions by following the specific directions provided to you by the holder of record, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Annual Meeting and voting in person.

Votes Needed

The following are the voting requirements for each proposal:

Proposal One: Election of Directors. The election of directors will be determined by a plurality of the votes cast, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected.

Proposal Two: Advisory Vote to Approve Named Executive Officer Compensation. Approval, on an advisory basis, of the Company’s named executive officers’ compensation requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting in person or by proxy. The results of the advisory vote will not be binding on the Company or the Board. The Compensation Committee of the Board will, however, review the voting result and take it into consideration when making future decisions regarding executive compensation.

Proposal Three: Advisory Vote on Frequency of the Say-on-Pay Proposal in the Future. The option of one year, two years or three years that receives the greatest number of votes cast on the proposal at the Annual Meeting in person or by proxy will be the frequency for the advisory vote on named executed officer compensation that has been selected by stockholders.

Proposal Four: Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal 2016 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting in person or by proxy.

Other Items. For any other matters, the affirmative vote of a majority of the votes cast on the item at the Annual Meeting in person or by proxy will be required for approval.

Withhold Votes, Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote is a proxy from a brokerage firm or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the brokerage firm or other nominee does not have discretionary voting power. Shares held by a brokerage firm or other nominee that are not voted on any matter at the meeting are not included in determining whether a quorum is present.

Under the rules and regulations of the New York Stock Exchange (the “NYSE rules”), the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016 is considered a “routine” matter, which means that brokerage firms or other nominees may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. However, the election of directors, the say-on-pay proposal and the frequency of the say-on-pay proposal are “non-routine” matters under the NYSE rules, which means brokerage firms or other nominees that have not received voting instructions from their clients on these matters may not vote on these proposals.

With respect to Proposal One, the election of directors, only “for” and “withhold” votes may be cast, and abstentions and broker non-votes will have no effect on the outcome of this proposal. With respect to each of Proposal Two, the say-on-pay proposal, and Proposal Three, the frequency of the say-on-pay proposal, abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have any effect on the outcomes of these proposals. With respect to the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016, abstentions will have no effect on the outcome of the proposal.

Board’s Voting Recommendations

The Board recommends that you vote your shares:

•	“FOR ALL” the election of all of the director nominees named in this Proxy Statement to the Board;

•	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation;

•	“EVERY THREE YEARS” as the frequency of the advisory vote on the compensation of the Company’s name executive officers; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.

Solicitation of Proxies

This solicitation is being made by our Board of Directors. We will bear all costs of this proxy solicitation, including the cost of preparing, printing and delivering materials, the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees who forward proxy materials to stockholders.

Voting Results

The Company will announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the Annual Meeting.

Attending In Person

Only stockholders of record as of the close of business on April 20, 2016, their properly designated proxies and guests of the Company may attend the Annual Meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, for admittance. If you are a stockholder of record, your ownership as of the record date will be verified against the list of stockholders of record on the record date prior to your admission to the Annual Meeting. If you are not a stockholder of record, but hold your shares through a bank, broker or similar organization, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement showing ownership as of April 20, 2016. If you do not provide valid photo identification and comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

Conduct of the Meeting

Pursuant to the Company’s Amended and Restated Bylaws, the Chairman of the Board will act as chairman and preside over the Annual Meeting. The Chairman has broad authority to conduct the meeting in an orderly and timely manner. This authority includes making all rulings on matters of procedure at the Annual Meeting, including recognizing stockholders or proxies who wish to speak, determining the extent of discussion on each item of business and managing disruptions or disorderly conduct.

CORPORATE GOVERANCE

Leadership of the Board

The Board is responsible for the oversight of the Company’s overall strategy and operations. The Board is committed to objective oversight of the Company’s management, especially through its independent leadership and committee membership.

The Company does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders at such time. Currently, the roles of Chief Executive Officer and Chairman of the Board are separate. The Chief Executive Officer is responsible for the general management, oversight, leadership, supervision and control of the day-to-day business and affairs of the Company, and ensures that all directions of the Board are carried into effect. The Chairman is charged with presiding over all meetings of the Board and the Company’s stockholders, and providing advice and counsel to the Chief Executive Officer and other Company officers regarding the Company’s business and operations.

Board Independence

Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE. The Board evaluates any relationships of each director and nominee with the Company and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and the Company. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a result of our review process described above, our Board unanimously determined that each of Messrs. Creekmuir, Matthews, Molloy, Weiss and Ms. Klinger is independent under the governance and listing standards of the NYSE.

We are classified as a “controlled company” under the rules of the NYSE because more than 50% of our outstanding voting power is held by investment funds affiliated with Thomas H. Lee Partners, L.P. (“THL”) and Advent International Corporation (“Advent” and, together with THL, the “Principal Stockholders”). We intend to rely upon the “controlled company” exception relating to the Board of Directors and committee independence requirements under the rules of the NYSE. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our Board of Directors consist of a majority of independent directors and that our Compensation Committee and Nominating and Governance Committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the audit committee, and we are in compliance with the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the NYSE.

Board Expertise and Diversity

We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and each member of our Audit Committee is an audit committee financial expert.

Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The full Board receives these reports in order to aid its understanding of the Company’s risk identification, risk management and risk mitigation strategies. While the Audit and Compensation Committees are responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed of such risks at the Board of Directors meetings, following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Annual Performance Reviews

Our Corporate Governance Guidelines provide that the Nominating and Governance Committee of the Board shall be responsible for periodically, and at least annually, conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating and Governance Committee and the Compensation Committee provide that each such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings.

Board Nominees

Pursuant to its charter, our Nominating and Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of stockholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of stockholders. The Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their personal and professional ethics, integrity and values, business acumen and interest in the Company. Board members are expected to become and remain informed about the Company, its business and its industry and prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines setting forth guidelines and standards with respect to the role and composition of the Board, the functioning of the Board and its committees, the compensation of directors, succession planning and management development, the Board’s and its committees’ access to independent advisers and other matters. The Nominating and Governance Committee of the Board reviews and assesses corporate governance developments and recommends to the Board modifications to the Corporate Governance Guidelines as warranted. The Company has also adopted a Corporate Code of Business Conduct and Ethics for its directors, officers and employees. The Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics are posted on the Company’s website at investor.partycity.com under the Corporate Governance section. If we make any substantive amendment to the Corporate Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, from a provision of the Corporate Code of Business Conduct and Ethics to certain executive officers, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our website or in a report on Form 8-K.

Communications with Directors

The Company is committed to ensuring that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Stockholders may communicate with any of the directors by sending a letter to the director, c/o Secretary, Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523. All such letters will be promptly forwarded to the respective director by the Secretary.

Board Meetings and Annual Meeting Attendance

In the year ended December 31, 2015, the Board held four meetings. Each of the directors attended all of the meetings of the Board and committees on which he or she was a member. The Company does not have a formal policy regarding director attendance at the annual meeting of stockholders of the Company. Each director who is up for election at the Annual Meeting or who has a term that continues after the Annual Meeting is expected to attend the Annual Meeting.

Committees of the Board

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee operates pursuant to a charter that has been approved by the Board. The composition of each committee is as follows:

	Audit Committee	Nominating and Governance Committee	Compensation Committee
Norman S. Matthews		Chairman	✓
Lawrence P. Molloy (1)	Chairman
Todd M. Abbrecht		✓	Chairman
Joshua M. Nelson		✓	✓
William S. Creekmuir (2)	✓
Lisa K. Klinger	✓

(1)	Mr. Molloy is not standing for re-election to the Board at the Annual Meeting and will resign from the Board when his current term ends at the Annual Meeting. It is expected that Mr. Weiss will replace Mr. Molloy on the Audit Committee and Mr. Creekmuir will serve as Chairman of the Audit Committee.
(2)	Mr. Creekmuir was appointed to the Board and Audit Committee in March 2016.

Audit Committee

The Audit Committee’s primary duties and responsibilities are to:

•	appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•	establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters;

•	engage independent counsel and other advisers, as necessary;

•	determine funding of various services provided by accountants or advisers retained by the committee;

•	serve as an independent and objective party to oversee our internal controls and procedures system; and

•	provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

The Audit Committee consists of Lawrence P. Molloy (Chairman), William S. Creekmuir and Lisa K. Klinger. Our Audit Committee has determined that Mr. Molloy, Mr. Creekmuir and Ms. Klinger meet the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 of the Exchange Act.

Our Board has determined that each director appointed to the Audit Committee is financially literate and that each such director is an “audit committee financial expert” within the meaning of the SEC regulations and applicable listing standards of the NYSE. Our Board has adopted a written charter pursuant to which the Audit Committee operates. A copy of the charter is available on our website. The Audit Committee met seven times in fiscal 2015.

Compensation Committee

The Compensation Committee is responsible for:

•	reviewing and approving corporate and individual goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of the goals and objectives;

•	reviewing and approving executive officer compensation;

•	reviewing and approving the chief executive officer’s compensation based upon the Compensation Committee’s evaluation of the chief executive officer’s performance;

•	making recommendations to the Board of Directors regarding the adoption of new incentive compensation and equity-based plans, and administering our existing incentive compensation and equity-based plans;

•	making recommendations to the Board of Directors regarding compensation of the members of the Board of Directors and its committees;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our filings with the SEC and preparing an annual compensation committee report for inclusion in our annual proxy statement;

•	reviewing and approving generally any significant non-executive compensation and benefits plans;

•	reviewing our significant policies, practices and procedures concerning human resource-related matters; and

•	overseeing any other such matters as the Board of Directors shall deem appropriate from time to time.

The Compensation Committee consists of Todd M. Abbrecht (Chairman), Norman S. Matthews and Joshua M. Nelson. Our Board has adopted a written charter under which the Compensation Committee operates. A copy of the charter is available on our website. The Compensation Committee met once during fiscal 2015.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for and oversees:

•	recruiting and retention of qualified persons to serve on our Board of Directors;

•	proposing such individuals to the Board of Directors for nomination for election as directors;

•	evaluating the performance, size and composition of our Board of Directors; and

•	compliance activities.

The Nominating and Governance Committee consist of Norman S. Matthews (Chairman), Todd M. Abbrecht and Joshua M. Nelson. Our Board has adopted a written charter pursuant to which the Nominating and Governance Committee operates. A copy of the charter is available on our website. The Nominating and Governance Committee did not meet during fiscal 2015.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

Our business and affairs are managed under the direction of our Board of Directors. Our Amended and Restated Certificate of Incorporation provides that our Board of Directors shall consist of at least three directors but no more than 15 directors. Party City has a classified Board consisting of three classes, as required by our Amended and Restated Certificate of Incorporation. Directors of one class are elected each year for a term of three years. As of the date of this Proxy Statement, the Board of Directors consists of 12 members. Four of the directors have terms that expire at this year’s Annual Meeting (Class I), four have terms that expire at the 2017 Annual Meeting (Class II) and four have terms that expire at the 2018 Annual Meeting (Class III).

Our Class I directors are Todd M. Abbrecht, Jefferson M. Case, Lisa K. Klinger and Lawrence P. Molloy our Class II directors are William S. Creekmuir, James M. Harrison, Norman S. Matthews and Joshua M. Nelson and our Class III directors are, Steven J. Collins, Uttam K. Jain, Gerald C. Rittenberg and Morry J. Weiss. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following such election and until their successors are duly elected and qualified or until his or her earlier death, resignation or removal. Any vacancies in our classified Board of Directors will be filled by the remaining directors, and such newly elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as practicable, each class will consist of one-third of the directors.

We seek nominees with established strong professional reputations, sophistication, business acumen and experience in retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other organizations, and each of our nominees has an understanding of public company corporate governance practices and trends.

In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2019 (Class I Directors)

The individuals listed below have been nominated by the Board and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Todd M. Abbrecht has been a member of our Board since July 2012. Mr. Abbrecht is a Managing Director at THL. Prior to joining THL in 1992, Mr. Abbrecht was in the Mergers and Acquisitions department of Credit Suisse First Boston. Mr. Abbrecht is currently a director of Aramark Holdings Corporation, Curo Health Services, Inc., Fogo de Chão, Healthcare Staffing Services, Intermedix Corporation and inVentiv Health, Inc. His prior directorships include Warner Chilcott plc and Dunkin’ Brands Group, Inc. Mr. Abbrecht holds a B.S.E. in Finance from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School.

Mr. Abbrecht’s experience serving as a director of various companies and his affiliation with THL, whose affiliated funds are entitled to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Jefferson M. Case has been a member of our Board since July 2012. Mr. Case is a Managing Director at Advent. Mr. Case originally joined Advent in 2001. He left the company in 2004 and attended Harvard Business School, before rejoining Advent in 2006. Prior to joining Advent, Mr. Case worked at Bowles Hollowell Conner / First Union, a leading middle-market M&A investment bank, and in the corporate development group of Danaher Corp. Mr. Case currently serves on the board of directors of International Coffee & Tea, LLC, Noosa Yoghurt, LLC and Serta Simmons Holdings, LLC and has served on the board of directors of Hudson Group. He holds a B.A. in economics from Davidson College and an MBA from Harvard Business School. Mr. Case’s experience serving as a director of various companies and his affiliation with Advent, whose managed funds’ common stock holdings entitle it to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Lisa K. Klinger has been a member of our Board since June 2015. Ms. Klinger has served as Chief Financial Officer and Treasurer for Vince Holding Corp. from December 2012 through June 2015. Ms. Klinger also served as Chief Financial Officer and Treasurer of Kellwood Holding Corp. from December 2012 until November 2013, prior to the Vince Holding Corp. initial public offering and related restructuring transactions. Previously, Ms. Klinger served as Executive Vice President and Chief Financial Officer of The Fresh Market, Inc., a specialty food retailer, from 2009 until 2012. Prior to that, Ms. Klinger served as interim Chief Financial Officer of Michael’s Stores during 2008 and Senior Vice President of Finance and Treasurer from 2005 to 2009. Ms. Klinger previously served as Assistant Treasurer at Limited Brands from 2000 to 2005. She holds a B.S.B.A. from Bowling Green State University. Ms. Klinger’s extensive experience in leadership and corporate finance led to the conclusion that she should serve as a director.

Your Board of Directors unanimously recommends that you vote FOR ALL nominees as director.

Members of the Board of Directors Continuing in Office

Steven J. Collins has been a member of our Board since July 2012. Mr. Collins is a Managing Director at Advent International. Mr. Collins joined Advent in 1995 and rejoined after graduate school in 2000. Mr. Collins is a member of the board of directors of Bojangles’, Kirkland’s, and lululemon athletica, all which are publicly traded, and privately-held retailer Charlotte Russe. He was a member of the board of specialty retailer Five Below from 2010 to 2015. He holds a BA and BS from the University of Pennsylvania and The Wharton School, and an MBA from Harvard Business School. Mr. Collins’ experience serving as a director of various companies and his affiliation with Advent, whose managed funds’ common stock holdings entitle it to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

William S. Creekmuir has been a member of our Board since March 2016. Mr. Creekmuir is the owner and President of Pinnacle Search Partners LLC (“Pinnacle”), an executive search firm, and has served in that capacity since December 2015. Since October 2011, Mr. Creekmuir has also served as an independent consultant, including with respect to Pinnacle and as the interim Chief Financial Officer of Sleep Innovations, Inc. from October 2013 until April 2014. Prior to his time as an independent consultant, Mr. Creekmuir served as Executive Vice President and Chief Financial Officer of Simmons Bedding Company from 2000 to 2011 and LADD Furniture, Inc. from 1992 to 2000. Prior to joining LADD Furniture, Inc., Mr. Creekmuir was a partner at KPMG LLP. He also serves on the boards of numerous for-profit and not-for-profit entities. He holds a BS in business administration from the University of North Carolina at Chapel Hill and he is a certified public accountant. Mr. Creekmuir’s extensive experience in financial executive roles led to the conclusion that he should serve as a director of our Company.

James M. Harrison became our Chief Executive Officer in January 2014 and has served on our Board since July 2012. Mr. Harrison served as our President from December 1997 until January 2015. From March 2002 to

July 2012, Mr. Harrison served as our Chief Operating Officer. From February 1997 to March 2002, Mr. Harrison also served as our Chief Financial Officer and Treasurer. From February 1997 to December 1997, Mr. Harrison served as our Secretary. Mr. Harrison’s extensive experience in the decorated party goods industry, his 20-year tenure and his role as our Chief Executive Officer led to the conclusion that he should serve as a director of our Company.

Uttam K. Jain has been a member of our Board since July 2012. Mr. Jain is a Principal at THL. Prior to joining THL in 2011, Mr. Jain worked at Riverside Partners and The Boston Consulting Group. Mr. Jain is currently a director of Curo Health Services, Inc. Mr. Jain holds a B.Tech. in Chemical Engineering from the Indian Institute of Technology, Bombay, where he was the recipient of the Institute Silver Medal, an M.S. in Chemical Engineering Practice from Massachusetts Institute of Technology and a MBA, with Honors, from the Wharton School of the University of Pennsylvania. Mr. Jain’s business experience and affiliation with THL, whose affiliated funds are entitled to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Norman S. Matthews has been a member of our Board since May 2013. Mr. Matthews has worked as an independent consultant and venture capitalist since 1989. From 1978 to 1988, Mr. Matthews served in various senior management positions for Federated Department Stores, Inc., including President from 1987 to 1988. Mr. Matthews currently serves on the board of directors of Henry Schein, Inc., Spectrum Brands, Inc. (as Chairman of its nominating and governance committee) and as Chairman of the Board of The Children’s Place, Inc. Mr. Matthews is director emeritus of The Progressive Corporation , Sunoco, Inc., Toys ‘R’ Us, Inc. and Federated Department Stores, Inc. and a trustee emeritus at the American Museum of Natural History. During the past five years, Mr. Matthews served on the board of directors of Finlay Enterprises, Inc. and The Progressive Corporation. In 2005, Mr. Matthews was named as one of eight outstanding directors by the Outstanding Directors Exchange (an annual award voted on by peer directors and awarded to an outstanding director for the key role he played during a crisis, business transformation or turnaround). Mr. Matthews’ extensive experience in strategic marketing and sales with over 30 years of experience as a senior business leader in marketing and merchandising at large public companies and his valuable expertise in compensation programs and strategy led to the conclusion that he should serve as a director of our Company.

Joshua M. Nelson has been a member of our Board since July 2012. Mr. Nelson is a Managing Director at THL. Prior to joining THL in 2003, Mr. Nelson worked at JPMorgan Partners, the private equity affiliate of JPMorgan Chase. Mr. Nelson also worked at McKinsey & Co. and The Beacon Group, LLC. Mr. Nelson is currently a director of Advanced BioEnergy, LLC, Curo Health Services, Inc., Healthcare Staffing Services, Intermedix Corporation, inVentiv Health, Inc. and Hawkeye Energy Holdings, LLC. His prior directorships include 1-800 Contacts. Mr. Nelson holds an A.B., summa cum laude, in Politics from Princeton University and an MBA with Honors from Harvard Business School. Mr. Nelson’s experience serving as a director of various companies and his affiliation with THL, whose affiliated funds are entitled to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Gerald C. Rittenberg became our Executive Chairman in January 2014 and has served on our Board since July 2012. From 1997 until January 2014, Mr. Rittenberg served as our Chief Executive Officer. From May 1997 until December 1997, Mr. Rittenberg served as acting Chairman of the Board of Directors of Party City Holdings Inc. From October 1996 until May 1997, Mr. Rittenberg served as our President, and from March 1990 to October 1996 he served as our Executive Vice President of Product Development and Sales. Mr. Rittenberg’s extensive experience in the decorated party goods industry, his 26-year tenure and his prior experience as our Chief Executive Officer led to the conclusion that he should serve as a director of our Company.

Morry J. Weiss has been a member of our Board since June 2015. Mr. Weiss is the Chairman of American Greetings Corporation and has worked there for over 50 years, serving in positions that also include President, Chief Executive Officer, and Chief Operating Officer. He also serves on the board of directors of Cleveland Clinic. Mr. Weiss served as a director of National City Corporation (a publicly-held financial holding company) from 1991 until its sale in 2008. Mr. Weiss attended Wayne State University and earned a Bachelor of Arts degree in Liberal Arts from Case Western Reserve University. Mr. Weiss’ experience as an executive and his extensive experience in the retail industry led to the conclusion that he should serve as a director.

Members of the Board of Directors Not Continuing in Office

Lawrence P. Molloy has served on our Board since December 2013. Mr. Molloy served in various leadership and financial executive roles primarily in the retail sector over the last several years. Since January 2016, Mr. Molloy has served as the Chief Financial Officer of Under Armour, Inc. From October 2014 to January 2016, Mr. Molloy served as a senior advisor at Roark Capital Group. From September 2007 through June 2013, Mr. Molloy was the Chief Financial Officer for PetSmart Inc. and from September 2003 through September 2007 Mr. Molloy worked for Circuit City Stores Inc., where he was the Vice President and CFO of Retail and the Vice President of Financial Planning and Analysis. He has also worked for Capital One Financial, AGL Capital Investments, Deloitte Consulting and the U.S. Navy, where he was a fighter pilot for 10 years. In 2011, Mr. Molloy was named Institutional Investors CFO of the Year for Specialty Retail. He earned a B.S. from the U.S. Naval Academy and an MBA from the Darden Graduate School of Business at the University of Virginia. Mr. Molloy also serves as a director for Sprouts Farmers Market. Mr. Molloy’s extensive experience in financial executive roles and his valuable experience in the retail industry led to the conclusion that he should serve as a director of our Company.

Below is a summary of the entire Board, their ages as of February 29, 2016, the year they were each elected and the year in which their term ends.

Name	Age	Position	Director Since	Term Ending
Class I
Todd M. Abbrecht	47	Director	2012	2019	(1)
Jefferson M. Case	38	Director	2012	2019	(1)
Lisa K. Klinger	49	Director	2015	2019	(1)
Lawrence P. Molloy	54	Director	2013	2016
Class II
William S. Creekmuir	60	Director	2016	2017
James M. Harrison	64	Chief Executive Officer and Director	2012	2017
Norman S. Matthews	83	Director	2013	2017
Joshua M. Nelson	43	Director	2012	2017
Class III
Steven J. Collins	47	Director	2012	2018
Uttam K. Jain	36	Director	2012	2018
Gerald C. Rittenberg	63	Executive Chairman and Director	2012	2018
Morry J. Weiss	75	Director	2015	2018

(1)	If elected at the Annual Meeting.

Director Compensation for 2015

Annual Compensation

Directors who are also our employees, or are representatives of Principal Stockholders, receive no additional compensation for serving as a director. In 2015, there were four non-employee directors who were not affiliated with either THL or Advent on our Board: Lisa K. Klinger, Norman S. Matthews, Lawrence P. Molloy, and Morry J. Weiss. Ms. Klinger and Mr. Weiss joined our Board on June 15, 2015.

On March 25, 2015, our Board of Directors approved a new non-employee director compensation program, which replaced our prior non-employee director compensation arrangements effective upon the completion of our initial public offering. Under the new non-employee director compensation program, each member of our

Board of Directors who is not an employee and who is not affiliated with THL or Advent will be eligible to receive an annual cash retainer payment of $70,000, payable in arrears on a quarterly basis, and an annual grant of stock options with an aggregate exercise price of $70,000. The annual grant of stock options will vest in full on the earliest of the first anniversary of the date of grant, the termination of the director’s service due to his or her death or a change in control, subject, in each case, to the director’s continued service as a member of the Board of Directors of the Company through the vesting date. In addition, under the new program, eligible directors (who are not employees of THL or Advent) will receive the following additional cash payments on an annual basis for service on the committees of our Board of Directors, payable in arrears on a quarterly basis: audit committee chair – $15,000; compensation committee chair – $10,000; and nominating and governance committee chair – $10,000.

Prior to the approval of the new program, we paid the directors (other than those who are employees of THL and Advent) an annual retainer fee of $50,000 that was pro-rated for any partial year.

The following table sets forth the compensation paid to our directors for the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash	Option Awards (1)	Other	Total
Lisa K. Klinger	$38,356	$20,794	—	$59,150
Norman S. Matthews	65,452	21,814	—	87,266
Lawrence P. Molloy	65,452	59,894	$72,085	197,431
Morry Weiss	38,356	20,794	—	59,150
Todd M. Abbrecht	—	—	—	—
Jefferson M. Case	—	—	—	—
Steven J. Collins	—	—	—	—
Uttam K. Jain	—	—	—	—
Joshua M. Nelson	—	—	—	—

(1)	The dollar values shown reflect the aggregate grant date fair value of equity awards granted during fiscal 2015 in accordance with FASB Accounting Standards Codification Topic 718 for stock-based compensation, disregarding the effect of estimated forfeitures. These amounts do not represent the actual value that will be received from the awards. The assumptions used in determining the fair values are disclosed in Note 12 to our audited consolidated financial statements that appear in our Form 10-K for the year ended December 31, 2015, which was filed on March 14, 2016. As of December 31, 2015, Ms. Klinger held options with respect to 3,058 shares of our common stock; Mr. Matthews held options with respect to 8,808 shares of our common stock; Mr. Molloy held options with respect to 8,808 shares of our common stock and Mr. Weiss held options with respect to 3,058 shares of our common stock. As of that date, none of our other directors held any options with respect to our common stock and none of our directors held stock awards.

EXECUTIVE COMPENSATION

Executive Officers of the Company

Set forth below are the names, ages and positions with the Company of the persons who are serving as executive officers of the Company as of February 29, 2016.

Name	Age	Position
Gerald C. Rittenberg	63	Executive Chairman and Director
James M. Harrison	64	Chief Executive Officer and Director
Michael A. Correale	58	Chief Financial Officer
Gregg A. Melnick	46	President

The backgrounds of Messrs. Rittenberg and Harrison are described above under “Proposal 1 Election of Directors — Members of the Board of Directors Continuing in Office.”

Michael A. Correale became our Chief Financial Officer in March 2002. Prior to that time, Mr. Correale served as our Vice President—Finance, from May 1997 to March 2002. Prior to joining the Company, Mr. Correale was the Director of Financial Reporting for Ultramar Corporation and also worked for Ernst & Young LLP.

Gregg A. Melnick became our President in January 2015 and became President of Party City Holdings Inc. in October 2014. From March 2011 to September 2014, Mr. Melnick was President of the Party City Retail Group. From May 2010 to February 2011, Mr. Melnick was President of Party City Corporation. Previously, he was Chief Operating Officer from October 2007 to April 2010 and Chief Financial Officer from September 2004 to September 2007 of Party City Corporation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the compensation discussion and analysis set forth below. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on From 10-K filed with the SEC for the fiscal year ended December 31, 2015.

Compensation Committee

Todd M. Abbrecht, Chair

Norman S. Matthews

Joshua M. Nelson

Compensation Discussion and Analysis

This compensation discussion and analysis section provides context for the information contained in the tables following this discussion and is intended to provide information about our fiscal 2015 compensation objectives, programs and policies for Gerald C. Rittenberg, our Executive Chairman, James M. Harrison, our Chief Executive Officer, Michael A. Correale, our Chief Financial Officer, and Gregg A. Melnick, our President (collectively, our “Named Executive Officers”).

Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”) is responsible for setting and administering our executive compensation policies and programs and determining the compensation of our executive officers, including our Named Executive Officers. The Compensation Committee also administers our equity incentive plan, the Amended and Restated 2012 Omnibus Equity Incentive Plan (“2012 Plan”). All decisions regarding compensation of executive officers are made solely by the Compensation Committee.

The Compensation Committee has the authority to retain outside independent executive compensation consultants to assist it in the evaluation of executive officer compensation. The Compensation Committee has the sole authority to retain, at our expense, and terminate any such consultant, including the sole authority to approve such consultant’s fees and other retention terms. However, the Compensation Committee did not retain any compensation consultant during fiscal 2015.

Compensation Philosophy

Our executive compensation program has been designed to motivate, reward, attract and retain the management deemed essential to ensure our success. The program seeks to align executive compensation with our short- and long-term objectives, business strategy and financial performance. We seek to create a sustainable competitive advantage by achieving higher productivity and lower costs than our competitors. Our compensation objectives at all compensation levels are designed to support this goal by:

•	linking pay to performance to create incentives for our Named Executive Officers to perform their duties at a high level;

•	ensuring compensation levels and components are actively managed; and

•	using equity compensation to align employees’ long-term interests with those of our stockholders.

Highlights of 2015 business performance

We believe that our Named Executive Officers were instrumental in helping us to drive results for our stockholders in fiscal 2015. We continued to grow our business during fiscal 2015 and positioned ourselves for further growth in the future. Highlights of our 2015 performance include the following:

•	Expanded global presence: Opened/acquired 19 Party City stores (net of closures) and acquired the operations of Travis Designs Limited and Accurate Custom Injection Molding Inc.;

•	Increased adjusted net income: Increased adjusted net income by 32% on a year-over-year basis to $114 million;

•	Increased adjusted EBITDA: Increased adjusted EBITDA by 5% on a year-over-year basis to $380 million;

•	Decreased leverage: Decreased leverage (net debt/adjusted EBITDA) from 5.7x at the start of the year to 4.6x at the end of the year; and

•	Drove positive comparable store sales: Increased Party City brand comparable store sales by 1.5% on a year-over-year basis.

For a discussion of our use of adjusted EBITDA and adjusted net income and reconciliations to net income, please refer to “Selected Consolidated Financial Data”, which appears in Item 6 of our Form 10-K for the year ended December 31, 2015, which was filed on March 14, 2016.

Compensation

The Compensation Committee is responsible for evaluating the performance of our Named Executive Officers and determining their compensation. The Compensation Committee meets annually, usually in February or March, to evaluate the performance of our Named Executive Officers, to approve their annual base salaries, subject to the contractual commitments we have made with our Named Executive Officers (as described below), and to determine their annual cash incentive awards for the prior year’s performance and share-based incentive compensation to be effective for the current year. The Compensation Committee may meet at interim dates during the year to review the compensation of a Named Executive Officer or other officer as the result of unforeseen organizational or responsibility changes, including new hires, which occur during the year.

In determining compensation components and levels for our Named Executive Officers, the Compensation Committee considers the scope and responsibility of the officer’s position, our overall financial and operating performance and the officer’s overall performance and future potential. Two of the members of the Compensation Committee are representatives of one of the Principal Stockholders’ firms, which owns approximately 55% of our outstanding equity. Thus, unlike the situation at many public companies, compensation decisions at our company are currently made by individuals who have a significant and direct economic stake in the outcome of the decisions. The Compensation Committee members apply their considerable experiences in serving as directors of other companies to devise compensation packages that they believe will attract, retain and provide incentives to the executive talent necessary to manage an entity in which their firms have a substantial economic interest. Although the Compensation Committee looks to other companies to get a sense of the market for executive compensation in comparable circumstances, it currently does not engage in any formal benchmarking.

Components of Compensation

The Company’s named executive and other officer compensation includes both short-term and long-term components. Short-term compensation consists of an officer’s annual base salary and annual incentive cash bonus. Long-term compensation may include grants of stock options or other share-based incentives, as determined by the Compensation Committee.

Compensation is comprised of the following components:

Annual Base Salary

We pay our Named Executive Officers an annual base salary to provide them with a fixed, base level of compensation. Generally, we believe that executive annual base salaries should be near the middle of the range of salaries that our Compensation Committee members have observed for executives in similar positions and with similar responsibilities.

The annual base salaries for each of our Named Executive Officers in fiscal 2015 were generally based on their employment agreements, which were individually negotiated with each Named Executive Officer. As further described under “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements”, in connection with our initial public offering, we entered into amended employment agreements with Mr. Rittenberg and Mr. Harrison and entered into new employment agreements with Mr. Correale, effective March 24, 2015 (although Mr. Correale’s agreement replaced an earlier letter agreement with similar terms) and with Mr. Melnick, effective January 1, 2015. Under these new and amended agreements, Mr. Rittenberg’s annual base salary was increased from $1,403,910 to $2,008,600 and Mr. Harrison’s annual base salary was increased from $1,193,323 to $1,682,801. Under their prior employment agreements, Mr. Harrison and Mr. Rittenberg were entitled to a deferred bonus ($500,000 per year for Mr. Rittenberg and $400,000 per year for Mr. Harrison). The increase in Mr. Rittenberg’s and Mr. Harrison’s 2015 base salaries was primarily to compensate them for agreeing to the elimination of the deferred bonus in connection with their amended employment agreements, as well as for a reduction in the automatic rate of increase in their annual base salaries (from 5% automatic annual increases prior to the amendments to 2% automatic annual increases following the amendments). The employment agreements for Mr. Correale and Mr. Melnick set their annual base salaries at the levels in effect as of the time the agreements were entered into. During fiscal 2015, Mr. Correale received a 2% raise to his annual base salary. Such increase reflected a “cost of living” adjustment, consistent with what was given to other employees of the Company. Mr. Melnick’s base salary did not change during the course of fiscal 2015.

Annual base salaries are reviewed and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels.

Annual Cash Incentive Plan

We have an annual cash incentive plan that is designed to serve as an incentive to drive annual financial performance. As a company with a substantial amount of indebtedness, we believe that Adjusted EBITDA is an important measure of our financial performance and ability to service our indebtedness and we use it as the target metric for our annual cash incentive plan. Adjusted EBITDA is a non-GAAP measure used internally and is measured by taking net income (loss) and adding back interest charges, income taxes, depreciation and amortization and other adjustments which eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition, solely for purposes of our annual cash incentive plan, Adjusted EBITDA is further adjusted to eliminate the impact of bonus expense for our senior management ($8,866,000 in fiscal 2015) on Adjusted EBITDA. All references to “Adjusted EBITDA” throughout this “Executive Compensation” section mean Adjusted EBITDA as described in the preceding sentence.

During fiscal 2015, the target annual bonus for each of our Named Executive Officers was based on a percentage of annual base salary: 80% in the case of Mr. Rittenberg and Mr. Harrison, 50% in the case of Mr. Correale, and 75% in the case of Mr. Melnick.

For twenty-five percent (25%) of the target, the Compensation Committee, with input from our Chief Executive Officer and our Executive Chairman (other than with respect to their own annual cash bonuses), determines, on a subjective basis, the amount that should be paid. In making the determination, the Compensation Committee evaluates the individual executive’s overall contribution during the prior year, but there are no specific, pre-determined, performance goals. The remaining seventy-five percent (75%) of a Named Executive Officer’s target annual bonus depends on our performance against an Adjusted EBITDA target and also requires that the Compensation Committee, with input from Mr. Rittenberg and Mr. Harrison, be satisfied with the contributions made by the executive during the year. Depending on actual Adjusted EBITDA, the portion of the incentive award that is related to Adjusted EBITDA can be paid at a maximum of 200% for Mr. Rittenberg and Mr. Harrison and 150% for Mr. Correale and Mr. Melnick. The target and maximum annual bonus opportunities for Mr. Rittenberg, Mr. Harrison and Mr. Melnick are established in their employment agreements. The target annual bonus opportunity for Mr. Correale is established in his employment agreement.

If actual Adjusted EBITDA had equaled the target Adjusted EBITDA, each of our Named Executive Officers would have earned 100% of the Adjusted EBITDA portion of his annual bonus. If actual Adjusted EBITDA was less than 95% of target Adjusted EBITDA, each Named Executive Officer would have earned 0% of the Adjusted EBITDA portion of the annual bonus. If actual Adjusted EBITDA was equal to 95% of target Adjusted EBITDA, each Named Executive Officer would have earned 50% of the Adjusted EBITDA portion of his annual bonus. If actual Adjusted EBITDA was greater than 95% of target Adjusted EBITDA, but less than 100% of the target, the percentage of the Adjusted EBITDA portion of each Named Executive Officer’s annual bonus that was earned would have been adjusted on a straight-line basis. If actual Adjusted EBITDA had equaled 112% of target Adjusted EBITDA, each of our Named Executive Officers would have earned 150% of the Adjusted EBITDA portion of his annual bonus. If actual Adjusted EBITDA was greater than 100% of the target, but less than 112% of the target, the percentage of the Adjusted EBITDA portion of each Named Executive Officer’s annual bonus that was earned would have been adjusted on a straight-line basis. If actual Adjusted EBITDA was greater than 112% of the target, Mr. Rittenberg and Mr. Harrison would have earned 200% of the Adjusted EBITDA portion of their annual bonuses. However, as described below, under their employment agreements, the total annual bonuses for Mr. Rittenberg and Mr. Harrison would be capped at 160% of their annual base salary and the total annual bonus for Mr. Melnick would be capped at 150% of his annual base salary.

Actual Adjusted EBITDA for fiscal 2015 was achieved at 96.9% of target Adjusted EBITDA and our Named Executive Officers earned 69.25% of the Adjusted EBITDA portion of their annual bonuses. Additionally, based on the overall contributions by each of our Named Executive Officers during the year, the Compensation Committee concluded that, for fiscal 2015, each of our Named Executive Officers had earned 100% of the twenty-five percent of his target bonus that is determined on a subjective basis.

Stock-based Incentive Program

During fiscal 2015, time-based stock options were granted to our Named Executive Officers under the 2012 Plan. Mr. Rittenberg, Mr. Harrison and Mr. Melnick received stock option awards in connection with our initial public offering, and Mr. Correale received stock options following this transaction. There were no other equity awards granted to our Named Executive Officers in fiscal 2015. In determining the size of the grants made to each Named Executive Officer, the Compensation Committee considered the scope and responsibility of each officer’s position and the Compensation Committee’s experience with equity grants made to executives of other companies with which the THL and Advent directors are affiliated. Our Compensation Committee also considered the fact that large equity grants were made to each of our Named Executive Officers in 2013, following the acquisition of majority ownership of the Company by THL and Advent.

The Compensation Committee uses the 2012 Plan as an important component of our overall compensation program because it helps retain key employees, aligns their financial interests with the interests of our stockholders, and rewards the achievement of our long-term strategic goals. Stock options provide our key employees with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation in the value of our stock.

The Compensation Committee has used both time-based awards and performance-based awards to provide what it believes are the appropriate incentives for our Named Executive Officers and other key employees. In fiscal 2015, all stock options granted to our Named Executive Officers were time-based. Time-based stock options help to retain executives, who must be employed by us at the time the award vests. In addition, because we set the exercise price of stock options at the fair market value of the common stock at the time of grant, our stock price must increase, thereby benefiting all stockholders, before the awards have any value. Additionally, in the past we have granted performance-based awards that vest if specified investment returns are achieved by THL and certain service requirements are met. These awards were design to align the interests of our executives with those of our owners when we were privately held and to motivate our executives to achieve a successful exit event for these owners.

See “Outstanding Equity Awards at Fiscal Year End for 2015” below for a discussion of the vesting of the outstanding options.

Severance and Change in Control Arrangements

We provide severance protection to our Named Executive Officers in their employment agreements. These severance protections are described below under “Potential Payments Upon Termination or Change in Control.” Our severance protections are designed to retain the services of our Named Executive Officers and resulted from prior negotiations regarding their employment arrangements. We believe the level of severance payments we provide is appropriate and within the range of competitive practice.

A change of control does not accelerate the vesting of the stock options that were granted during fiscal 2015. As described below under “—Effect of Change of Control on Stock Options”, a change of control generally will accelerate the vesting of certain older time-based options and result in the satisfaction of a portion of the time-based component that applies to older performance-based options.

Other Benefits and Perquisites

Each Named Executive Officer is also eligible to participate in our broad-based employee benefit plans for U.S.-based employees, such as medical, dental, group life, disability and accidental death and dismemberment insurance. Under our tax-qualified defined contribution plans, our Named Executive Officers and generally all full-time domestic exempt and non-exempt employees who meet certain length-of-service and age requirements, as defined in such plans, may contribute a portion of their compensation to the plan on a pre-tax basis and receive an employer matching contribution ranging from approximately 11% to 100% of the employee contributions, not to exceed a range of 5% to 6% of the employee’s annual salary. In addition, our tax-qualified defined contribution plans provide for annual discretionary contributions to be credited to participants’ accounts. Our Named Executive Officers participate in the benefit plans on the same basis as our other employees. The annual value of the contributions to our profit-sharing plans for each Named Executive Officer is reflected in the “All Other Compensation” column of the Summary Compensation Table below. We also provide Mr. Rittenberg, Mr. Harrison and Mr. Correale with certain supplemental disability insurance benefits and Mr. Melnick with certain supplemental life insurance benefits. These benefits are only made available to a select group of executives and senior employees and the premium amounts paid by the Company for these benefits are included in the “All Other Compensation” column of the Summary Compensation Table below.

Mr. Rittenberg and Mr. Harrison drive automobiles owned by the Company. Mr. Correale and Mr. Melnick each receive an allowance to cover the cost of his respective automobile. The annual value of the automobile usage and the allowance are reported as taxable income to the executive and are reflected in the “All Other Compensation” column of the Summary Compensation Table below. The Compensation Committee believes that the cost of providing these automobile-related benefits is reasonable relative to its value to our Named Executive Officers.

Employment Agreements

As further described above under “Components of Compensation – Annual Base Salary”, each of Named Executive Officers either entered into a new employment agreement or had an amended employment agreement that became effective in fiscal 2015. The terms of these agreements are further described in the narrative below. These new and amended agreements were entered into in connection with our initial public offering. These agreements are intended to provide our Named Executive Officers with security regarding the terms and conditions of their employment with us, and are intended to secure restrictive covenants and, under certain circumstances, releases of claims that provide protection for the Company.

Clawback Requirements

Under the Sarbanes-Oxley Act, our Chief Executive Officer and our Chief Financial Officer are required to forfeit incentive compensation paid on the basis of previously issued financial statements for which they were responsible and which have to be restated as a result of misconduct. In the future, we expect to implement a policy for recovery of incentive-based compensation paid to current and former executive officers in compliance with requirements of Section 10D of the Securities Exchange Act of 1934 and related rulemaking.

Tax Treatment

Because of a “grandfathering” rule for companies that have recently undergone an initial public offering, we believe that most of our executive compensation is exempt from the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limit the deductibility of compensation paid to certain individuals to $1.0 million. At such time as we are subject to the deduction limitation under Section 162(m) of the Code, the Compensation Committee intends to consider the impact of Section 162(m) of the Code (including the exemption for qualifying performance-based compensation) when structuring our executive compensation arrangements with our Named Executive Officers. However, the Compensation Committee also retains flexibility to approve compensation arrangements that promote the objectives of our compensation program, but which may not qualify for full or partial tax deductibility.

The grandfathering rule, to the extent it applies, will continue to apply until the earliest of the expiration of the plan or agreement subject to the rule, the material modification of such plan or agreement, the issuance of all employer stock and other compensation that has been allocated under such plan or agreement; and our 2019 annual meeting of stockholders.

Summary Compensation Table for 2015, 2014 and 2013

Name and Principal Position	Year	Salary	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
James M. Harrison	2015	$1,682,801	$3,642,016	$1,035,752	$22,983	$6,383,552
Chief Executive Officer	2014	1,193,323	—	1,232,703	426,505	2,852,531
	2013	1,136,498	1,161,489	921,069	425,664	3,644,720

Michael A. Correale	2015	$405,611	$119,983	$156,951	$43,453	$725,998
Chief Financial Officer	2014	382,965	—	206,600	43,850	633,415
	2013	366,667	223,363	149,731	43,009	782,770

Gerald C. Rittenberg	2015	$2,008,600	$3,642,016	$1,236,279	$34,429	$6,921,324
Executive Chairman	2014	1,403,910	—	1,450,240	532,626	3,386,776
	2013	1,337,057	1,250,834	1,083,017	539,685	4,210,593

Gregg A. Melnick	2015	$825,000	$1,828,960	$476,045	$8,988	$3,138,993
President	2014	745,852	—	639,169	8,988	1,394,009
	2013	694,552	714,762	283,200	8,988	1,701,502

(1)	The dollar values shown reflect the aggregate grant date fair value of equity awards granted within the year in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 for stock-based compensation, disregarding the effect of estimated forfeitures. These amounts do not represent the actual value that will be received by each individual from the awards. The assumptions used in determining the fair values are disclosed in Note 12 to our audited consolidated financial statements that appear in our Form 10-K for the year ended December 31, 2015, which was filed on March 14, 2016.
(2)	Amounts represent annual bonuses paid for such years.
(3)	During fiscal 2015, each of our Named Executive Officers either used a company car or received a car allowance and, the amounts include the following automobile-related compensation: Mr. Rittenberg ($19,400); Mr. Harrison ($7,875); Mr. Correale ($28,800); and Mr. Melnick ($8,100). Also included are amounts related to matching 401(k) contributions, contributions to one of our tax-qualified defined contribution plans and supplemental life insurance and disability contributions.

Grants of Plan Based Awards for 2015

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock And Option Awards (2)
		Threshold (1)	Target	Maximum(1)
James M. Harrison	4/15/2015	$—	$—	$—	641,200	$17.00	$3,642,016
	1/1/2015	504,840	1,346,241	2,692,482	—	—	—

Michael A. Correale	6/17/2015	$—	$—	$—	16,062	$21.79	$119,983
	1/1/2015	76,500	204,000	280,500	—	—	—

Gerald C. Rittenberg	4/15/2015	$—	$—	$—	641,200	$17.00	$3,642,016
	1/1/2015	602,580	1,606,880	3,213,760	—	—	—

Gregg A. Melnick	4/15/2015	$—	$—	$—	322,000	$17.00	$1,828,960
	1/1/2015	232,031	618,750	1,237,500	—	—	—

(1)	Represents annual bonus opportunities granted under our cash incentive plan. The employment agreements for Mr. Rittenberg and Mr. Harrison provide that their bonus targets are equal to 80% of their annual salaries and their maximum bonuses are equal to 160% of their annual salaries. The employment agreement for Mr. Melnick provides that his bonus target is equal to 75% of his annual salary and his maximum bonus is equal to 150% of his annual salary. The employment agreement for Mr. Correale provides that his bonus target is equal to 50% of his annual salary. Under our plan, if actual Adjusted EBITDA for our 2015 fiscal year was achieved at a threshold Adjusted EBITDA level, the Adjusted EBITDA portion of each Named Executive Officer’s annual bonus (i.e., 75% of his total annual bonus) would have been funded at 50% for our 2015 fiscal year. For purposes of this table, we have assumed that the remaining 25% of each Named Executive Officer’s annual bonus that is determined on a subjective basis will be funded at 0% in the threshold case. For Mr. Correale, we have assumed that the remaining 25% of his annual bonus will be funded at 100% in both the target case and the maximum case. Additionally, if our actual Adjusted EBITDA for our 2015 fiscal year was achieved at a maximum Adjusted EBITDA level, that portion of the annual incentive bonus would have been funded at 150% for Mr. Correale.
(2)	The dollar values shown reflect the grant date fair value of equity awards in accordance with FASB Accounting Standards Codification Topic 718 for stock-based compensation, disregarding the effect of estimated forfeitures. These amounts do not represent the actual value that will be received from the award. The assumptions used in determining the fair values are disclosed in Note 12 to our audited consolidated financial statements that appear in our Form 10-K for the year ended December 31, 2015, which was filed on March 14, 2016.

Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table

Employment Agreements

Employment Agreement with Mr. Rittenberg. Mr. Rittenberg is a party to an employment agreement with the Company and Party City Holdings that was amended and restated as of January 13, 2014, and amended and restated again as of December 30, 2014, effective January 1, 2015, pursuant to which Mr. Rittenberg serves as our Executive Chairman for an employment period ending on December 31, 2017. For fiscal 2015, Mr. Rittenberg’s annual base salary was $2,008,600. His annual base salary is subject to an automatic two percent increase on January 1, 2016 and January 1, 2017. During 2016 and 2017, Mr. Rittenberg will be eligible for an annual bonus with a target of 80% of annual base salary for each calendar year during the employment period, consistent with the Company’s bonus plan for key executives in effect from time to time, not to exceed 160% of Mr. Rittenberg’s annual base salary. Additionally, the Mr. Rittenberg’s employment agreement granted him stock options in conjunction with the April 2015 initial public offering of the common stock of Party City Holdco Inc. (see “Grant of Plan Based Awards” above). Mr. Rittenberg’s employment agreement also provides for other customary benefits, including savings and retirement plans, paid vacation, health care, life insurance plans, payment of disability insurance premiums in an amount of up to $2,000 per month and expense reimbursement.

Employment Agreement with Mr. Harrison. Mr. Harrison is a party to an employment agreement with the Company that was amended and restated as of January 31, 2014 and again as of December 30, 2014, effective January 1, 2015, pursuant to which Mr. Harrison serves as our Chief Executive Officer for an employment period ending on December 31, 2017. Mr. Harrison’s employment agreement is substantially identical to Mr. Rittenberg’s employment agreement. The only material differences from Mr. Rittenberg’s employment agreement are that for fiscal 2015, Mr. Harrison’s annual base salary is $1,682,801.

Employment Agreement with Mr. Melnick. Mr. Melnick entered into an employment agreement with the Company as of December 30, 2014 which became effective on January 1, 2015, pursuant to which Mr. Melnick serves as our President for an employment period ending on December 31, 2017. Mr. Melnick’s employment agreement is substantially identical to Mr. Rittenberg’s employment agreement. The only material differences from Mr. Rittenberg’s employment agreement are that (1) for fiscal 2015, Mr. Melnick’s annual base salary was

$825,000, (2) any increases to Mr. Melnick’s annual base salary during the term of Mr. Melnick’s employment agreement are subject to Compensation Committee approval, (3) Mr. Melnick is eligible for an annual bonus with a target of 75% of annual base salary, with such annual bonus not to exceed 150% of Mr. Melnick’s annual base salary, and (4) Mr. Melnick’s severance is calculated differently than Mr. Rittenberg’s, as described below under “Potential Payments Upon Termination or Change in Control for fiscal 2015—Employment Agreement with Mr. Melnick.”

Employment Agreement with Mr. Correale. Mr. Correale entered into a new employment agreement with the Company as of March 24, 2015, which replaced a prior letter agreement with similar terms. Under the agreement, Mr. Correale is entitled to an annual base salary of $400,000, which may be adjusted by the Compensation Committee. Additionally, he is entitled to an annual bonus with a target equal to 50% of his annual base salary.

For a description of the payments and benefits our Named Executive Officers may be entitled to in connection with a termination of employment or a Change in Control, and for a description of the restrictive covenants in our favor by which our Named Executive Officers are bound, see “—Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year End for 2015

The following table sets forth certain information with respect to outstanding stock options held by our Named Executive Officers on December 31, 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options) (#)) (2)	Option Exercise Price ($)	Option Expiration Date
James M. Harrison	145,600	145,600	546,000	$5.33	4/1/2023
	—	641,200	—	$17.00	4/15/2025
Michael A. Correale	42,000	28,000	103,600	$5.33	4/1/2023
	—	16,062	—	$21.79	6/17/2025
Gerald C. Rittenberg	156,800	156,800	588,000	$5.33	4/1/2023
	—	641,200	—	$17.00	4/15/2025
Gregg A. Melnick	89,600	89,600	336,000	$5.33	4/1/2023
	—	322,000	—	$17.00	4/15/2025

(1)	All time-based options granted to our Named Executive Officers with an exercise price of $5.33 vested 20% on July 27, 2013, 20% on July 27, 2014 and 20% on July 27, 2015 and will vest 20% on each of July 27, 2016 and July 27, 2017, subject to the Named Executive Officer’s continued employment through the applicable vesting date. All time-based options granted with an exercise price of $17.00 will vest 20% on April 15, 2016 and 20% on each of the next four anniversaries of that date, subject to the Named Executive Officer’s continued employment through the applicable vesting date. All time-based options granted with an exercise price of $21.79 will vest 20% on June 17, 2016 and 20% on each of the next four anniversaries of that date, subject to the Named Executive Officer’s continued employment through the applicable vesting date.
(2)

All performance-based options will vest if both service-based and performance-based conditions are met, subject to the terms of the 2012 Plan and the applicable award agreements. The service-based condition was satisfied as to 20% of the options on July 27, 2013 and as to an additional 20% of the options on each of July 27, 2014 and July 27, 2015 and will be satisfied as to an additional 20% of the options on each of July 27, 2016 and July 27, 2017, subject to the Named Executive Officer’s continued employment through the applicable service-based vesting date. Once the service-based condition has been satisfied, the performance-based options will become eligible to vest if a certain minimum multiple of investment is realized by THL and will vest in whole or in part if THL realizes an internal rate of return on its investment in the Company within a specified range.

Option Exercises and Stock Vested in 2015

None of our Named Executive Officers exercised any stock options or became fully vested in any stock awards during fiscal 2015.

Potential Payments upon Termination or Change in Control for 2015

The employment agreements of Mr. Rittenberg, Mr. Harrison, Mr. Melnick and Mr. Correale provide for severance benefits upon a termination of employment under certain circumstances or a Change in Control. For a discussion regarding the benefits see “—Employment Agreement with Mr. Rittenberg”, “—Employment Agreement with Mr. Harrison”, “—Employment Agreement with Mr. Melnick”, and “—Employment Agreement with Mr. Correale” below. A Change in Control would also result in acceleration of our time-based options and would have certain effects on our performance-based options. See “—Effect of Change of Control on Stock Options” below. The following table presents the potential post-employment severance and bonus payments payable to Mr. Rittenberg, Mr. Harrison, Mr. Correale and Mr. Melnick, as applicable, and the potential effect of a Change in Control on stock options held by our Named Executive Officers, in each case, as of December 31, 2015. The table also assumes that the triggering event took place on December 31, 2015.

Amounts shown in the table do not include (i) accrued but unpaid salary, annual cash bonuses for fiscal 2015 (which are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) and vested benefits and (ii) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

Name	Benefit	Termination of Employment Without Cause or for Good Reason	Termination of Employment due to Death and Disability	Termination of Employment without Cause or for Good Reason within Six Months of Change in Control	Change in Control without Termination of Employment
James M. Harrison	Severance (1)	$5,048,403	—	$6,084,155	—
	Vesting of Time-Based Options (2)	—	—	1,103,648	$1,103,648
	Vesting of Performance- Based Options (2)	—	—	—	—

Michael A. Correale	Severance (3)	$564,951	$156,951	$564,951	—
	Vesting of Time-Based Options (2)	—	—	212,240	$212,240
	Vesting of Performance- Based Options (2)	—	—	—	—

Gerald C. Rittenberg	Severance (1)	$6,025,800	—	$7,262,079	—
	Vesting of Time-Based Options (2)	—	—	1,188,544	$1,188,544
	Vesting of Performance- Based Options (2)	—	—	—	—

Gregg A. Melnick	Severance (4)	$825,000	—	$825,000	—
	Vesting of Time-Based Options (2)	—	—	679,168	$679,168
	Vesting of Performance- Based Options (2)	—	—	—	—

(1)	Messrs. Harrison and Rittenberg are entitled to severance under the terms of their employment agreements, as described below. The table assumes the executive would be subject to a three-year “restriction period” (as described below) and that the Named Executive Officer’s severance multiplier would be three.
(2)	Only the time-based options which were granted during 2013 (with an exercise price of $5.33) have their vesting accelerated in the event of a Change in Control. The value of the acceleration of unvested stock options is determined based on the difference between the exercise price of the options ($5.33) and the closing price of a share of our common stock ($12.91) on December 31, 2015. Amounts included in the table represent the value associated with the acceleration of time-based options in connection with a Change of Control. No amounts have been included in the table with respect to performance-based options since they would not have vested if a Change of Control occurred on December 31, 2015, based on the closing price of a share of our common stock on that date, determined as described above.
(3)	Mr. Correale is entitled to severance under the terms of his employment agreement, as described below. The table calculates Mr. Correale’s severance based on his annual base salary as of December 31, 2015 and his actual bonus for fiscal 2015.
(4)	Mr. Melnick is entitled to severance under the terms of his employment agreement, as described below.

Employment Agreement with Mr. Rittenberg. Under Mr. Rittenberg’s employment agreement, if we terminate Mr. Rittenberg’s employment other than for cause (as defined in Mr. Rittenberg’s employment agreement), or if Mr. Rittenberg terminates his employment for good reason (as defined in Mr. Rittenberg’s employment agreement), we are obligated to pay Mr. Rittenberg the following lump sum cash payments: (1) accrued unpaid salary, earned but unpaid annual bonus for any prior year and accrued but unpaid vacation pay (collectively, the “Accrued Obligations”); (2) severance pay equal to (A) his annual base salary multiplied by (B) the number of years in the restriction period (which will last one to three years following the termination of his employment, as described below); and (3) a pro rata annual bonus for the year of termination. If such a termination occurs within six months following a change in control, the restriction period is equal to three years and the severance payment is equal to the sum of three years’ base salary and the amount of annual bonus paid to Mr. Rittenberg with respect to the last full calendar of his employment prior to the change in control. Upon termination of Mr. Rittenberg’s employment by us for cause, or upon the termination of his employment without good reason, Mr. Rittenberg is only entitled to the Accrued Obligations. Upon his termination of employment due to death or disability, Mr. Rittenberg is entitled to the Accrued Obligations and a pro rata annual bonus for the year of termination. Payments of his pro rata bonus are subject to Mr. Rittenberg’s (or, in the case of his death, his beneficiary or estate’s) signing of a release of claims.

If a change in control occurs and Mr. Rittenberg is not offered employment on substantially similar terms by us or by one of our continuing affiliates immediately thereafter, then for all purposes of his employment agreement, Mr. Rittenberg’s employment will be treated as having been terminated by us other than for cause effective as of the date of such change in control. However, if Mr. Rittenberg is hired or offered employment on substantially similar terms by the purchaser of our stock or assets, if his employment is continued by us or one of our continuing affiliates, or if Mr. Rittenberg does not actually terminate employment, he will not be entitled to the treatment described in the preceding sentence.

Mr. Rittenberg’s employment agreement also provides that during the term of the agreement and the Restriction Period (as described below), Mr. Rittenberg will be subject to certain non-competition and non-solicitation provisions, as described in Mr. Rittenberg’s employment agreement. The Restriction Period will be three years in the event of the termination of Mr. Rittenberg’s employment by us for Cause or by Mr. Rittenberg without Good Reason. If we terminate Mr. Rittenberg’s employment other than for Cause or due to his death or permanent disability, or Mr. Rittenberg terminates his employment for Good Reason, the Restriction Period will be instead a one, two or three-year period, determined at our election (except that following a Change in Control, the Restriction Period will be three years if Mr. Rittenberg’s employment is terminated by us other than for Cause or by Mr. Rittenberg for Good Reason).

Employment Agreement with Mr. Harrison. Mr. Harrison’s employment agreement is substantially identical to Mr. Rittenberg’s employment agreement with respect to severance (including change-in-control-related severance) and restrictive covenants.

Employment Agreement with Mr. Melnick. Mr. Melnick’s employment agreement is substantially identical to Mr. Rittenberg’s employment agreement with respect to severance (including change-in-control-related severance) and restrictive covenants. The only material differences are that: (1) Mr. Melnick’s severance pay (including change-in–control-related severance), if payable, is equal to one year of base salary (which would be paid over a twelve-month period) plus a pro-rata bonus for the year of termination, and (2) Mr. Melnick’s Restriction Period is one year in all cases.

Employment Agreement with Mr. Correale. Under Mr. Correale’s employment agreement, if Mr. Correale’s employment is terminated without cause (as defined in his employment agreement), he would be entitled to severance in an amount equal to (i) his annual base salary as of the date of the termination, and (ii) to the extent permitted under applicable law without penalty to the Company, an amount in cash that is sufficient on an after-tax basis to reimburse Mr. Correale for the portion of his COBRA premiums that is equal to the employer contributions made on his behalf as of immediately prior to his termination under the Company’s group health plans, which, in each case, will be paid in equal installments in accordance with the Company’s regular payroll schedule over the one-year period commencing on the date of the termination. In the event of such a termination, Mr. Correale would also be entitled to the annual bonus he would have received based on actual performance for the year in which such termination occurs, which would be paid to him within the first two and one-half months following the end of the year to which the annual bonus corresponds.

In the event that Mr. Correale’s employment is terminated by the Company due to his disability or due to his death, Mr. Correale would be entitled to a pro rata annual bonus based on actual performance for the year in which the termination occurs, which would be paid to him within the first two and one-half months following the end of the year to which the annual bonus corresponds. The payments described above are subject to Mr. Correale’s (or, in the case of his death, his beneficiary or estate’s) signing of a release of claims.

Effect of Change of Control on Stock Options. Upon a change of control (as defined in the 2012 Plan) all time-based options which were granted during 2013 will become immediately and fully vested and the time-vesting condition applicable to performance-based options will be deemed satisfied as to all but 20% of each grant of performance-based options. The time-vesting condition would be deemed satisfied as to the final 20% of each grant of performance-based options on the earliest of (i) the first anniversary of the change of control, (ii) the date on which the Named Executive Officer’s employment or other service terminates for any reason other than by us for “cause” or by the Named Executive Officer without “good reason” (each as defined in the 2012 Plan) and (iii) the regularly scheduled vesting date, subject to the Named Executive Officer’s employment through the applicable date.

If THL receives “deferred proceeds” (which are generally defined to include rights to contingent payments, deferred payments and similar payments) in connection with a change of control, any unvested performance-based options will generally remain outstanding and eligible to vest until the earlier of the date THL no longer holds any equity or other securities of the Company or any deferred proceeds or the tenth anniversary of the date of grant (the earlier date, the “Final Vesting Date”). Upon the termination of a Named Executive Officer’s employment or other service by us for any reason on or after a change in control other than for cause or by the Named Executive Officer without good reason, any unvested performance-based options will remaining outstanding and eligible to vest until the Final Vesting Date.

A Change of Control does not accelerate the vesting of the stock options that were granted during fiscal 2015.

Restrictive Covenants in Stock Option Agreements. The stock option agreements for the stock options held by each of our Named Executive Officers contain certain restrictive covenants, including non-competition and non-solicitation provisions that apply during the Named Executive Officer’s employment and the 18-month period following a termination of his employment with us.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee who served during 2015 are set forth under “—Compensation Committee.” There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2015. The Board is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Party City Holdco Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	link pay to performance to create incentives for our named executive officers to perform their duties at a high level;

•	ensure compensation levels and components are actively managed; and

•	use equity compensation to align employees’ long-term interests with those of our stockholders.

We believe our financial and operating performance demonstrates the effectiveness of our compensation program.

The Board is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Your Board of Directors recommends a vote FOR Proposal 2, Advisory Vote on Named Executive Officer Compensation.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES

In Proposal 2, we are asking stockholders to cast an advisory vote on the compensation paid to our named executive officers. That advisory vote is referred to as a “say-on-pay” vote. In this Proposal 3, we are asking stockholders to cast a non-binding advisory vote on how frequently we should have say-on-pay votes in the future. Stockholders may vote whether to hold say-on-pay votes every one, two or three years. Stockholders also have the option to abstain from voting on this matter. We will consider the interval selected by the highest number of votes cast to be the recommendation of the stockholders.

The Board believes at this time that say-on-pay votes should be held every three years. Although this advisory vote on frequency is not binding on the Board, the Board values stockholder views as to what is an appropriate frequency for advisory votes on executive compensation, and welcomes the stockholders’ recommendation on this proposal.

Your Board of Directors recommends that stockholders vote FOR the three-year option in Proposal 3, Advisory Vote on Frequency of Named Executive Officer Compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 29, 2016 for:

•	each person whom we know beneficially owns more than five percent of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Shares of common stock that may be acquired within 60 days following February 29, 2016 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table. Beneficial ownership representing less than one percent is denoted with an “*.”

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% or greater stockholders:
Funds managed by Advent International Corporation (1)	22,400,000	18.78%
Funds affiliated with Thomas H. Lee Partners, L.P. (2)	65,157,952	54.62%
Directors and named executive officers:
Gerald C. Rittenberg (3)	990,497	*
James M. Harrison (4)	921,828	*
Michael A. Correale (5)	116,756	*
Gregg A. Melnick (6)	424,827	*
Todd M. Abbrecht (7)	—	—
Jefferson M. Case (8)	—	—
Steven J. Collins (8)	—	—
William S. Creekmuir	—	—
Uttam K. Jain (7)	—	—
Lisa K. Klinger	—	—
Norman S. Matthews (9)	86,240	*
Lawrence P. Molloy	—	—
Joshua M. Nelson (7)	—	—
Morry Weiss (10)	3,360,000	2.82%
All directors and executive officers as a group (14 persons)(11)	5,900,148	4.91%

*	Represents beneficial ownership of less than 1%.
(1)

Funds managed by Advent own 100% of Advent Party City Acquisition L.P., which in turn owns shares of our common stock. With respect to the shares held by funds managed by Advent International Corporation, a group of individuals currently composed of David M. Mussafer, Steven M. Tadler and David M. McKenna, none of whom have individual voting or investment power, exercise voting and investment power over the shares beneficially owned by the funds managed by Advent International Corporation. Each of Mr. Mussafer, Mr. Tadler and Mr. McKenna disclaims beneficial ownership of the shares held by funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. The address of Advent International Corporation is 75 State Street, Boston, MA 02109.
(2)	Funds affiliated with Thomas H. Lee Partners, L.P. (the “THL Funds”) own 100% of THL PC Topco, L.P., which in turn owns shares of our common stock. Voting and investment determinations with respect to the securities held by the THL Funds are made by a management committee (the “THL Committee”) consisting of Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Seth N. Lawry, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon, and as such each member of the THL Committee may be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Each member of the THL Committee disclaims beneficial ownership of such securities. The address of the THL Funds and each member of the THL Committee is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.
(3)	Includes shares held indirectly in limited liability companies and in trusts and 285,040 shares which could be acquired by Mr. Rittenberg within 60 days upon exercise of options.
(4)	Includes shares held by a limited liability company and a trust and 273,840 shares which could be acquired by Mr. Harrison within 60 days upon exercise of options.
(5)	Includes 42,000 shares which could be acquired by Mr. Correale within 60 days upon exercise of options.
(6)	Includes 217,727 shares held by a trust and 154,000 shares which could be acquired by Mr. Melnick within 60 days upon exercise of options.
(7)	Does not include shares held by the THL Funds. Mr. Abbrecht and Mr. Nelson are managing directors of THL and Mr. Jain is a principal of THL. In addition, Mr. Abbrecht serves on the THL Committee. Mr. Abbrecht, Mr. Jain and Mr. Nelson each disclaim beneficial ownership of the securities held or controlled by the THL Funds. Their addresses are c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, MA 02110.
(8)	Does not include shares held by Advent Party City Acquisition L.P. Mr. Case and Mr. Collins each disclaim beneficial ownership of the shares held by the funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. Their addresses are c/o Advent International Corporation, 75 State Street, Boston, MA 02109.
(9)	Includes 2,240 shares which could be acquired by Mr. Matthews within 60 days upon exercise of options.
(10)	Represents shares owned by American Greetings Corporation. Mr. Weiss is the chairman of the board of American Greetings Corporation and has shared voting power over the Party City Holdco Inc. shares which are owned by American Greetings Corporation.
(11)	Includes 5,143,028 shares of common stock and 757,120 shares which could be acquired within 60 days upon exercise of options

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

In accordance with the charter of our Audit Committee and our policy with respect to related person transactions, our Audit Committee is responsible for reviewing and approving related person transactions.

The policy with respect to related person transactions applies to transactions, arrangements and relationships (or any series of similar transactions, arrangements or relationships) where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, and where we (or our subsidiaries) are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any person who is, or at any time since the beginning of our fiscal year was, a director or executive officer of the Company, or a nominee for director or executive officer of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of the foregoing persons; and (4) any firm, corporation or other entity in which any of the foregoing persons has a position or relationship, or in which such person, together with his or her immediate family members, has a 10% or greater beneficial ownership.

In the course of its review and approval of related person transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related person transactions requires our Audit Committee to consider, among other factors it deems appropriate:

•	the benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

In addition, the Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include (i) employment as an executive officer, if the related compensation is approved (or recommended to the Board of Directors for approval) by the Compensation Committee; (ii) any compensation paid to a director if the compensation is consistent with the Company’s director compensation policies and is required to be reported in the Company’s proxy statement under applicable compensation disclosure requirements; (iii) any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer) or director or beneficial owner of less than 10% of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenue; (iv) any charitable contribution, grant or endowment by the Company or a charitable foundation created by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of such charitable organization’s total annual receipts; (v) any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis, such as dividends; (vi) any transaction involving a related person where the rates or charges involved are determined by competitive bids; and (vii) any service provided by the Company to any related person, provided that such service is in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable services provided to non-related persons.

Agreements with Management

We have previously entered into employment agreements with certain of our executive officers. See “Executive Compensation— Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements.”

Management Agreement

During 2012, Party City Holdco Inc. and Party City Holdings Inc. entered into a management agreement with the Principal Stockholders under which the Principal Stockholders provided advice on, among other things, financing, operations, acquisitions and dispositions. Under the agreement, the Principal Stockholders were paid, in aggregate, an annual management fee in the amount of the greater of $3.0 million or 1.0% of Adjusted EBITDA, as defined in Party City Holdings Inc.’s debt agreements. THL and Advent received annual management fees in the amounts of $0.7 million and $0.2 million, respectively, during the year ended December 31, 2015. In the case of an initial public offering or a Change in Control, as defined in Party City Holdco Inc.’s stockholders’ agreement, at the time of such event we were required to pay THL and Advent the net present value of the remaining annual management fees that were payable over the agreement’s ten-year term. Therefore, during April 2015, in conjunction with our initial public offering, we paid a management agreement termination fee of $30.7 million.

Stockholders Agreement

We entered into an amended and restated stockholders agreement with the Principal Stockholders and certain members of management pursuant to which we will be required to take all necessary action to cause the Board of Directors to include individuals designated by the Principal Stockholders in the slate of nominees recommended by the Board of Directors for election by our stockholders. Under the amended and restated stockholders agreement, THL has the right to nominate (i) five directors if it owns at least 50% of the common stock it held at the closing of our initial public offering (the “Closing Date Shares”), (ii) four directors if it owns at least 40% but less than 50% of its Closing Date Shares, (iii) three directors if it owns at least 30% but less than 40% of its Closing Date Shares, (iv) two directors if it owns at least 15% but less than 30% of its Closing Date Shares and (v) one director if it owns at least 5% but less than 15% of its Closing Date Shares. Advent has the right to nominate (i) two directors if it owns at least 50% of its Closing Date Shares and (ii) one director if it owns at least 20% but less than 50% of its Closing Date Shares.

Registration Rights Agreement

We entered into an amended and restated registration rights agreement with the Principal Stockholders and certain members of management pursuant to which the Principal Stockholders were provided with demand registration rights in respect of any shares of common stock it holds, subject to certain conditions. In addition, in the event that we register shares of common stock for sale to the public, we will be required to give notice of such registration to the parties thereto, and, subject to certain limitations, include shares of common stock held by them in such registration. Members of management party to the amended and restated registration rights agreement have similar piggyback rights in the event we register shares of common stock held by the Principal Stockholders for sale to the public.

American Greetings Corporation

Morry Weiss became a member of our Board in June 2015. He is the chairman of the board of directors of American Greetings Corporation (“American Greetings”). During the year ended December 31, 2015, we had $30.1 million of sales to American Greetings in the ordinary course of business. Additionally, during such year, we purchased $3.5 million of product from American Greetings, also in the ordinary course.

Retail Force, Inc.

Immediately prior to the consummation of our initial public offering in April 2015, we spun-off our interest in a subsidiary, Retail Force, Inc. (“Retail Force”), to which we transferred software code and other assets related to an enterprise management tool for monitoring retail store metrics. All of the interests in Retail Force are held on a pro rata basis by the holders of our common stock of record immediately prior the closing of the initial public offering, including the Principal Stockholders.

In connection with the spin-off, we received a license to use the enterprise management software as well as five years of support services from Retail Force. In consideration for the license and support services, during such five-year term, we will pay Retail Force a $0.3 million annual license fee, will indemnify Retail Force for certain contingent liabilities and will reimburse Retail Force for expenses incurred in connection with the development and maintenance of any software modifications requested by us. The value of such reimbursement for modifications will be capped at $0.3 million per year during the five-year support term. In addition, we will provide Retail Force with all necessary management services in exchange for a $0.2 million annual management fee.

In addition to the ongoing management fee and license fee, during the period from the spin-off to December 31, 2015, we provided Retail Force with $0.2 million of funds to use in order to make modifications to the enterprise management software.

AUDIT COMMITTEE MATTERS

Audit and Other Fees

The aggregate fees that Party City paid for professional services rendered by E&Y for the fiscal year ended December 31, 2015 (fiscal 2015) and the fiscal year ended December 31, 2014 (fiscal 2014) were (amounts in millions):

	2015	2014
Audit Fees (1)	$3.2	$2.2
Audit Related Fees (2)	0.3	0.2
Tax Fees (3)	0.4	0.4
All Other Fees	—	—

Total	$3.9	$2.8

(1)	Audit fees in both 2015 and 2014 include professional services rendered for the audits of our consolidated financial statements (including reviews of all associated quarterly financial statements), assistance with documents filed with the Securities and Exchange Commission, and audits of statutory financial statements incremental to the audit of the consolidated financial statements. Audit fees in 2015 also include assistance with offering memorandums for debt offerings and assistance with documents related to the finalization of our initial public offering process.
(2)	Audit related fees principally include the audits of our employee benefit plans, due diligence services and attestation services related to financial reporting that are not required by statute or regulation.
(3)	Tax fees were for services related to tax compliance, tax advice and tax planning.

The Company also paid minimal subscription fees for access to the Ernst & Young Global Accounting and Auditing Information Tool.

We pre-approve all audit services and all permitted non-audit services by E&Y, including engagement fees and terms.

Our policies prohibit Party City from engaging E&Y to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser or investment banking services or human resource consulting. In addition, we evaluate whether Party City’s use of E&Y for permitted non-audit services is compatible with maintaining E&Y’s independence. We concluded that E&Y’s provision of non-audit services, all of which we approved in advance, was compatible with its independence.

Audit Committee Pre-Approval Policy

The Audit Committee approves all engagements of the independent registered public accounting firm in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. All audit and non-audit services, other than non-audit services subject to the de minimis exception set forth in Section 10A of the Exchange Act, provided by the independent registered public accounting firm must be approved by the Audit Committee, through its Chairman.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with this charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to the integrity of Party City’s financial statements and internal control system. The Board of Directors has determined in its business judgment that all members of the Audit Committee are “independent,” as is required by the listing standards of NYSE and under SEC rules.

Management and the independent auditors are responsible for the planning and conduct of audits, as well as for any determination that Party City’s financial statements are complete, accurate and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee is responsible for the oversight of management and the independent auditors in connection with this process.

In addition, the Audit Committee is responsible for monitoring the independence of and risk assessment procedures used by the independent auditors, selecting and retaining the independent auditors and overseeing compliance with various laws and regulations.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed Party City’s audited financial statements with management and E&Y, Party City’s independent auditors. The Audit Committee also discussed with E&Y all communications required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Audit Committee received the written disclosures and letter from E&Y required by applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence and has discussed E&Y’s independence with them

We reviewed the audited consolidated financial statements of Party City as of December 31, 2015 and for fiscal 2015 with management and E&Y. Management has the responsibility for the preparation of Party City’s financial statements, and E&Y has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and E&Y, we recommended to the Board of Directors that Party City’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2015 for filing with the SEC.

Audit Committee

Lawrence P. Molloy, Chair

William S. Creekmuir

Lisa K. Klinger

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We are asking stockholders to ratify this appointment. Representatives of E&Y will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 4, Ratification of Appointment of Independent Registered Public Accounting Firm.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and any person beneficially owning more than 10% of our common stock to file reports with the SEC regarding their ownership of our common stock and any changes in ownership. Based solely on our review of such reports furnished to us from certain persons that no other reports were required for those persons, we believe that all filing requirements applicable to our directors, officers and persons owning more than 10% of our common stock were complied with in 2015.

2016 Stockholder Proposals

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2017 should be addressed to the Corporate Secretary, Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523, and must be received at this address no later than December 27, 2016. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Annual Meeting Advance Notice Requirements

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding the Annual Meeting of Stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our amended and restated bylaws, the Board of Directors may adopt by resolution the rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the Board of Directors, the chairman of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials or this Proxy Statement and the fiscal 2015 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Proxy Statement and fiscal 2015 Annual Report on Form 10-K to you if you write or call us at the following address or telephone number: Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523, Attention: Investor Relations, (914) 784-8324. If you would like to receive separate copies of these materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

        PARTY CITY HOLDCO INC.

        80 GRASSLANDS ROAD

        ELMSFORD, NY 10523

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E09245-P78653 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARTY CITY HOLDCO INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	☐	☐	☐

Nominees:
01) Todd M. Abbrecht 02) Jefferson M. Case 03) Lisa K. Klinger

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	To approve, on an advisory basis, executive compensation.		☐	☐	☐
The Board of Directors recommends you vote 3 Years on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	To approve, on an advisory basis, the frequency of advisory executive compensation votes in the future.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2016.		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

E09246-P78653

PARTY CITY HOLDCO INC.

Annual Meeting of Stockholders

June 15, 2016 10:00 AM EDT

This proxy is solicited by the Board of Directors

The stockholders hereby appoint James M. Harrison and Joseph J. Zepf, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PARTY CITY HOLDCO INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on June 15, 2016, at the Westchester Marriott, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side